Exhibit 99.1

               MOD-PAC CORP. Reports Second Quarter 2007
                          Financial Results


    -- Weak folding carton sales and product mix impacts margins; $1.3 million net loss in quarter

    -- Commercial print sales nearly triple driven by direct mail solutions

    --  Web-based sales achieve a record quarter at $550,000

    --  Asset purchase transaction initiates catalyst for sales growth


    BUFFALO, N.Y.--(BUSINESS WIRE)--Aug. 7, 2007--MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported revenue of $10.9 million for the second quarter of 2007, which ended June 30, 2007. This compares with revenue of $11.0 million for the second quarter of 2006. For this year's second quarter, a net loss of $1.3 million, or $0.37 per diluted share, compares with the net loss of $1.0 million, or $0.29 per diluted share, in the same period last year. Second quarter results include the purchase, effective May 1, 2007, of certain assets of DDM-Digital Imaging, Data Processing and Mailing Services, LC (DDM) for $850,000 plus related acquisition costs.

    Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, "The second quarter results were disappointing as custom folding carton sales declined by 7.0%, or $0.5 million. However, helping to offset the decline were two months of sales with our direct mail services asset purchase. During the quarter we had a 163%, or $0.5 million, increase in commercial print sales, with almost half of commercial print sales related to direct mail services. Of the direct mail services sales growth, approximately one-third was from new customers that could now take advantage of the scale gained by our asset purchase transaction with DDM."

    "We were encouraged when DDM's former customers immediately transitioned to MOD-PAC after we closed the asset purchase transaction. Notably, because of the scale and capabilities that MOD-PAC has for large volume, mass customized print and fulfillment, we have also added new customers that previously could not have used DDM's services," he added.

    Additional Second Quarter Results Highlights

    -- An increase in second quarter print sales of $0.5 million, or 30%, was driven by direct mail solutions and web-based sales which helped to offset declines in folding carton sales and retail and distributor personalized print sales. MOD-PAC is leveraging its scale, economies and rapid short-run print capabilities to serve niche markets that require smaller print runs, rapid change-overs and direct to customer/prospect mail services.

    -- Direct mail solutions sales expanded markets traditionally served by MOD-PAC's commercial print product line to include mailings for class action lawsuits, political campaigns and a broader mix of nonprofit organizations.

    -- Web-based sales through third-party internet stores grew 11% to $550 thousand as volume from each customer store expanded. MOD-PAC serves several major internet stores and a number of smaller volume stores with personalized print products.

    -- Sequentially, print sales increased 37% from the first quarter of 2007, or $0.6 million, primarily driven by direct mail solutions sales.

    -- Folding carton sales declined 6.0%, or $0.5 million, primarily due to slowing demand from existing customers, partially offset by increased sales to new customers.

    -- Gross margin for the second quarter of 2007 was 3.9% compared with 6.7% for the second quarter of 2006, due to weaker product sales mix and higher energy costs combined with increased repairs and maintenance expenses.

    -- Selling, general and administrative (SG&A) expenses were relatively unchanged at $2.3 million, or 21.3% of revenue, in the second quarter of 2007 compared with 20.8% of revenue in the same period last year. A decline in SG&A expenses, primarily related to reduced advertising and a reduction in stock-based compensation expense, was more than offset by an increase in wage and benefit related expenses.

    Six-Month Review

    For the first six months of 2007, revenue was $22.2 million compared with $22.5 million in the first half of 2006. Strong print product line sales of $3.8 million during the first half of 2007, which increased $0.7 million compared with the same period last year, were attributed to direct mail solutions and increased sales through distributor channels. In addition, web-based sales reached $1.0 million for the first six months of 2007, a 14% increase from $0.9 million during the same period of 2006.

    Increases in print sales were more than offset by sales declines of $1.0 million, or 5%, in the folding cartons product line primarily due to slowing demand from existing customers, partially offset by increased sales to new customers.

    Gross margin for the first six months of 2007 increased to 8.5% compared with gross margin of 7.1% in the first half of 2006. The improvement was the result of better product sales mix combined with a reduction in workers compensation costs and depreciation expense, partially offset by higher maintenance and repairs and energy costs.

    SG&A expenses were $4.9 million in the first half of 2007, a decrease of less than 1% compared with the first half of 2006, reflecting a decline in advertising costs and a reduction in stock based compensation expense offset by increased wage and benefits related expenses. Net loss for the first six months of 2007 was $2.0 million, or $0.59 per diluted share, compared with a net loss of $2.2 million, or $0.63 per diluted share, for the same period the prior year.

    Liquidity

    Cash, cash equivalents and temporary investments were $76 thousand at June 30, 2007, compared with $3.4 million at December 31, 2006 and $1.3 million at March 31, 2007. The lower balances were primarily the result of higher working capital requirements, net losses and an increase in capital expenditures including the acquisition of DDM assets, partially offset by non-cash depreciation and amortization expense and an income tax refund.

    Capital expenditures for the first six months were $1.4 million compared with $0.4 million for the first six months of 2006. Capital expenditures included $0.8 million related to the DDM asset purchase. Capital expenditures of approximately $1.2 million, exclusive of the DDM asset purchase, are expected in 2007. Depreciation and amortization for the first half of 2007 was $2.5 million.

    The Company has access to an $8.0 million committed line of credit with a commercial bank of which $0.25 million was in use at the end of the quarter through standby letters of credit. The Company believes that cash, cash equivalents and the line of credit are sufficient to meet requirements in 2007.

    There were no share repurchases by the Company during the first quarter of 2007. MOD-PAC has authorization to repurchase 100,885 shares.

    Outlook

    Mr. Keane added, "The DDM asset purchase transaction has created the catalyst that we have needed to ignite a sales engine for the Company and broaden the market reach that our capabilities can serve. We have a growing, promising pipeline of opportunities that combine the print, finishing and mail servicing assets we now have, and we expect that over the next twelve months that we should begin to realize expansion in our print services product line."

    He concluded, "We are also evaluating means to increase productivity of our personalized print product line that has significant market potential by serving third party internet stores, currently with the party napkins product, but ultimately, with a full line of personalized print products. It's clear that our strategy to develop the ability to customize individual print products on a mass basis is a service in demand in many markets. Our challenge is to identify opportunities, close sales prospects, and build capacity in certain product lines and finishing capabilities."

    Webcast and Conference Call

    The release of the financial results will be followed today by a company-hosted teleconference at

    10:30. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

    The MOD-PAC conference call can be accessed the following ways:

    --  The live webcast can be found at http://www.modpac.com.
        Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    -- The teleconference can be accessed by dialing (973) 935-2970 approximately 5 - 10 minutes prior to the call.

    The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (973) 341-3080 and entering passcode 8977989. The telephonic replay will be available through Tuesday, August 14, 2007 at 11:59 p.m. ET.

    ABOUT MOD-PAC CORP.

    MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model.

    MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations. With its recent asset acquisition, MOD-PAC has added data management and large volume direct mail and postal services to its service capabilities.

    MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

    Additional information on MOD-PAC can be found at its website: http://www.modpac.com

    Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.



                            MOD-PAC CORP.
                  CONSOLIDATED INCOME STATEMENT DATA
----------------------------------------------------------------------
                             (unaudited)

(in thousands except per
 share data)
                           Three months ended      Six months ended
                          6/30/2007   7/1/2006   6/30/2007   7/1/2006
                         ----------- ---------- ----------------------
Revenue
   Product sales         $   10,768  $  10,818  $   21,908  $  22,233
   Rent                         138        139         257        272
                         ---------------------- ----------------------
Total Revenue                10,906     10,957      22,165     22,505
Cost of products sold        10,477     10,222      20,289     20,905
                         ---------------------- ----------------------
Gross profit             $      429  $     735  $    1,876  $   1,600
   Gross profit margin          3.9%       6.7%        8.5%       7.1%
Selling, general and
 administrative expense  $    2,320  $   2,282  $    4,876  $   4,902
                         ---------------------- ----------------------
Loss from operations     $   (1,891) $  (1,547) $   (3,000) $  (3,302)
   Operating profit
    margin                    -17.3%     -14.1%      -13.5%     -14.7%
Interest expense         $       31  $      23  $       36  $      36
Other income                    (20)       (11)        (26)       (47)
Income tax benefit             (631)      (553)       (990)    (1,137)
                         ---------------------- ----------------------
Net loss                 $   (1,271) $  (1,006) $   (2,020) $  (2,154)
                         ====================== ======================

Basic loss per share:    $    (0.37) $   (0.29) $    (0.59) $   (0.63)
Diluted loss per share:  $    (0.37) $   (0.29) $    (0.59) $   (0.63)

Weighted average diluted
 shares outstanding           3,450      3,443       3,450      3,441




                            MOD-PAC CORP.
                      PRODUCT LINE REVENUE DATA
                             (unaudited)
($, in thousands)
                                         Three Months Ended
                                         6/30/2007 7/1/2006 % change
                                         ---------------------------

Custom Folding Cartons                     $ 6,949  $ 7,474    -7.0%
Stock Box                                    1,638    1,662    -1.4%
                                         ---------------------------
  Folding Cartons Subtotal                   8,587    9,136    -6.0%

Commercial Printing                            846      322   162.7%
Personalized Printing                        1,335    1,360    -1.8%
                                         ---------------------------
  Print Subtotal                             2,181    1,682    29.7%

                                         ---------------------------
Total Product Revenue                      $10,768  $10,818    -0.5%
                                         ===========================

                            MOD-PAC CORP.
                      PRODUCT LINE REVENUE DATA
                             (unaudited)
($, in thousands)
                                   Six Months Ended           2007 YTD
                                                               % of
                                  6/30/2007 7/1/2006 % change   Total
                                 -------------------------------------

Custom Folding Cartons              $13,686  $14,617    -6.4%    62.5%
Stock Box                             4,447    4,505    -1.3%    20.3%
                                 -------------------------------------
  Folding Cartons Subtotal           18,133   19,122    -5.2%    82.8%

Commercial Printing                   1,304      537   142.8%     6.0%
Personalized Printing                 2,471    2,574    -4.0%    11.3%
                                 -------------------------------------
  Print Subtotal                      3,775    3,111    21.3%    17.2%

                                 -------------------------------------
Total Product Revenue               $21,908  $22,233    -1.5%   100.0%
                                 =====================================




                            MOD-PAC CORP.
                   CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------------------------------

(in thousands)
                                                 6/30/2007  12/31/2006
                                                (unaudited)
                                                ----------------------
ASSETS:
-----------------------------------------------
Cash and cash equivalents                           $    76  $   2,444
Temporary investments                                     -      1,000
Trade accounts receivable:
  Customers                                           4,538      4,078
  Allowance for doubtful accounts                     (102)       (74)
                                                ----------------------
Net trade accounts receivable                         4,436      4,004
Inventories:
  Finished goods                                      2,316      1,556
  Work in progress                                      126        136
  Raw materials                                       1,440      1,543
                                                ----------------------
                                                      3,882      3,235
Refundable income taxes                                   -        685
Prepaid expenses                                        404        449
                                                ----------------------
  Total current assets                                8,798     11,817

Property, plant and equipment, at cost               66,781     65,391
  Less accumulated depreciation and
   amortization                                      42,080   (39,654)
                                                ----------------------
    Net property, plant and equipment                24,701     25,737
Other assets                                          1,630      1,452
                                                ----------------------
  Total assets                                      $35,129  $  39,006
                                                ======================

LIABILITIES AND SHAREHOLDERS' EQUITY:
-----------------------------------------------
Current maturities of long-term debt                $    19  $      37
Accounts payable                                      2,827      3,872
Accrued expenses                                        789      1,048
Income taxes payable                                    365          -
                                                ----------------------
  Total current liabilities                           4,000      4,957

Long-term debt                                        1,921      1,931
Other liabilities                                        31         31
Deferred income taxes                                 1,398      2,426
Shareholders' equity                                 27,779     29,661
                                                ----------------------
  Total liabilities and shareholders' equity        $35,129  $  39,006
                                                ======================




                            MOD-PAC CORP.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------
                             (unaudited)
(in thousands)
                                                     Six Months Ended
                                                    6/30/2007 7/1/2006
                                                    ------------------
Cash Flows from Operating Activities:
  Net loss                                           $(2,020) $(2,154)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization                       2,460    2,582
   Provision for doubtful accounts                        28       14
   Stock option compensation expense                     129      284
   Deferred income taxes                                (992)    (379)
   Loss on disposal of assets                              9        -
   Cash flow from change in operating assets and
    liabilities:
   Accounts receivables                                 (460)    (131)
   Inventories                                          (647)    (116)
   Prepaid expenses                                       45      (39)
       Other liabilities                                   -      (24)
   Accounts payable                                   (1,046)    (656)
   Refundable or payable income taxes                  1,014      474
   Accrued expenses                                     (259)    (980)
                                                    ------------------
  Net cash used in operating activities              $(1,739) $(1,125)
                                                    ------------------

Cash Flows from Investing Activities
  Sale of temporary assets                           $ 1,000  $ 1,700
  Change in other assets                                 (25)     (41)
  Capital expenditures                                  (597)    (366)
  Acquisition of DDM assets                             (947)       -
                                                    ------------------
  Net cash (used in) provided by investing
   activities                                        $  (569) $ 1,293
                                                    ------------------

Cash Flows from Financing Activities
  Principal payments on long-term debt and capital
   lease                                             $   (28) $   (44)
  Proceeds from issuance of stock                    $     8  $    46
  Deferred financing fees                                (40)       -
                                                    ------------------
  Net cash (used in) provided by financing
   activities                                        $   (60) $     2
                                                    ------------------

Net (decrease) increase in cash and cash
 equivalents                                          (2,368)     170

Cash and cash equivalents at beginning of year         2,444    1,178
                                                    ------------------
Cash and cash equivalents at end of period           $    76  $ 1,348
                                                    ==================




                            MOD-PAC CORP.
  Reconciliation between GAAP Net (Loss) Income and Adjusted EBITDA


(in thousands)                   Three Months Ended  Six Months Ended
                                 6/30/2007 7/1/2006 6/30/2007 7/1/2006
                                 --------- -------- --------- --------

GAAP Net Loss                     ($1,271) ($1,006)  ($2,020) ($2,154)


Interest                               31       23        36       36
Taxes                                (631)    (553)     (990)  (1,137)
Depreciation and amortization       1,238    1,272     2,460    2,582
Stock-based compensation               69      138       129      284

--------------------------------------------------- ------------------
Adjusted EBITDA                     ($564)   ($126)    ($385)   ($389)
=================================================== ==================

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash expense.



    CONTACT: Kei Advisors LLC
             Deborah K. Pawlowski, 716-843-3908
             Dpawlowski@keiadvisors.com